AMENDMENT NO. 1 TO

INVESTMENT MANGEMENT TRUST AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of December 14, 2008, to the Investment Management Trust Agreement (as defined below) is made by and among Pantheon China Acquisition Corp., a Delaware corporation (including its successors and assigns, the “PCAC”) and Continental Stock Transfer & Trust Company (“Trustee”).  All terms used but not defined herein shall have the meanings assigned to them in the Agreement (as defined below).

WHEREAS, PCAC and the Trustee entered into an Investment Management Trust Agreement dated as of December 14, 2006 (the “Agreement”); and

WHEREAS, Section 1(i) of the Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein; and

WHEREAS, PCAC has sought the approval of the Public Stockholders of a resolution to amend its certificate of incorporation (the “Extension Amendment”) to provide that the date by which PCAC shall be required to effect a Business Combination shall be September 30, 2009.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.    Section 1(i) of the Agreement is hereby amended by deleting the existing Section 1(i) in its entirety and replacing it with the following:

(i)  Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B hereto, signed on behalf of the Company by its President or Chairman of the Board and Secretary or Assistant Secretary and affirmed by counsel for the Company, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by September 30, 2009 (“Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the stockholders of record on the Last Date. In all cases, the Trustee shall provide EBC with a copy of any Termination Letters and/or any other correspondence that it receives with respect to any proposed withdrawal from the Trust Account promptly after it receives same. The provisions of this Section 1(i) may not be modified, amended or deleted under any circumstances without the consent of each Public Stockholder.

2.    A new Section 1(k) of the Agreement is hereby added as follows:

(k)  Effect conversions of a total of up to 1,100,603 shares held by the Public Stockholders, the holder of such having properly tender them for conversion in connection with the approval by the stockholders of the Company of an amendment to its certificate of incorporation to extend the Last Date, in accordance with the following formula: each such share be entitled to a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Account, inclusive of any interest thereon, calculated as of two business days prior to December 14, 2008, by (ii) the total number of shares held by the Public Stockholders only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Disbursal Letter”), in a form substantially similar to that attached hereto as Exhibit D hereto, signed on behalf of the Company by its President or Chairman of the Board and Secretary or Assistant Secretary and affirmed by counsel for the Company.

3.    Section 5(c) of the Agreement is hereby amended by deleting the existing Section 5(c) in its entirety and replacing it with the following:

(c) This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. Except for Section 1(i) (which may not be amended under any circumstances without the consent of each Public Stockholder), this Agreement or any provision hereof may only be changed, amended or modified by a writing signed by each of the parties hereto; provided, however, that no such change, amendment or modification may be made without the prior written consent of EBC.

4.    All other provisions of the Agreement shall remain unaffected by the terms hereof.

5.    This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.  A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

6.    This Amendment is intended to be in full compliance with the requirements for an Amendment to the Agreement as required by Section 5(c) of the Agreement, and every defect in fulfilling such requirements for an effective amendment to the Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

7.    This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

PANTHEON CHINA ACQUISITION CORP.

By:	/s/ Mark D. Chen
Name: Mark D. Chen Title: Chairman and Chief ExecutiveOfficer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Steve Nelson
Name: Steve Nelson Title: Chairman

[Signature Page to Amendment No. 1 to IMTA]

Exhibit D

[Letterhead of Company]

December __, 2008

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn:

Re:    Trust Account No. 530 – Disbursal Letter

Gentlemen:

Pursuant to paragraph 1(i) of the Investment Management Trust Agreement between Pantheon China Acquisition Corp. (“Company”) and Continental Stock Transfer & Trust Company (“Trustee”), dated as of December 14, 2006, as amended by Amendment No. 1 thereto dated as of December 14, 2008 (“Trust Agreement”), this is to advise you that the Company has held a meeting of stockholders at which the Extension Amendment proposal was approved.  In connection with the approval of such Extension Amendment, the holders of up to 1,100,603 shares of the Company’s common stock perfected their right to convert such shares into cash as further described in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby (a) certify to you that the provisions of Section 11-51-302(6) and Rule 51-3.4 of the Colorado Statute have been met and (b) authorize you, to liquidate such investments in the Trust Account as shall be required to effect the conversion of the Tendered Shares and promptly convert those shares into cash as described in the Trust Agreement.  You shall commence distribution of such funds in accordance with the terms of the Trust Agreement and the Certificate of Incorporation of the Company and you shall oversee the distribution of the funds.

Very truly yours, PANTHEON CHINA ACQUISITION CORP.

By:
Mark D. Chen, Chairman of the Board

By:
Jennifer J. Weng, Secretary
cc: EarlyBirdCapital, Inc.